Exhibit 4.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT INSPIRA TECHNOLOGIES OXY B.H.N. LTD. TREATS AS PRIVATE OR CONFIDENTIAL.

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS REDEEMABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: ______, 2026

$1,000,000

SENIOR CONVERTIBLE DEBENTURE

THIS SENIOR CONVERTIBLE DEBENTURE (the “Debenture”) is validly issued pursuant to the contemplated transactions between Inspira Technologies Oxy B.H.N. Ltd. and/or any of its subsidiaries ( “Inspira”) and [***] (the “Company”). The Debenture is issued in connection with the provision of the $1,000,000 principal amount by Inspira to the Company in view of a contemplated transaction between Inspira and the Company, inter-alia, for the issuance of Inspira shares to the Company in consideration of the sale and conveyance of a certain asset of the Company, as generally reflected under that certain Term-Sheet entered between the Company and Inspira on [______], 2026 (the “Term-Sheet”).

FOR VALUE RECEIVED, the Company promises to repay to Inspira (the “Holder”) either in cash or by conversion into the Company’s Ordinary Shares, the principal and all accrued interest (and other costs referenced herein) under this Debenture, in accordance with the provisions hereof.

This Debenture is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheet and (b) the following terms shall have the following meanings:

“Asset Purchase Agreement” means the agreement for the purchase of Company’s liquid biopsy business by Inspira, within the course of the Transaction, or any other agreement entered to capture the same result in connection with the Transaction.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary thereof commences a case or other proceeding under any bankruptcy, arrangement, , dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof,, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 90 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated by a competent court insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered(d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing. For avoidance of doubt, in relation to any person, any reference to a Bankruptcy Event shall also include reference to: (i) liquidation, winding-up, dissolution, administration (ii), freeze order, stay of proceedings (Ikuv Halichim”) (or other similar remedy) or an order for commencing proceedings (Tzav le-Ptichat Halichim) concerning Company’s insolvency, or an order for liquidation (Tzav Piruk); or (iii) a debt arrangement (“Hesder Chov”); or (iv) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such terms are understood under the Insolvency Law.

“Transaction” means the Transaction as defined in the Term Sheet.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, a legal holiday in the State of Israel, or any day on which banking institutions in the State of New York or the State of Israel are authorized or required by law or other governmental action to close.

“Fundamental Transaction” shall mean, except with respect to the Transaction, any transaction whereby (i) the Company, directly or indirectly, in one or more related transactions effects any business combination, merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets and/or securities in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”).

“Indebtedness” means (x) any Liabilities for borrowed money and/or amounts owed by the Company, (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others to third parties, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto).

“Maturity Date” shall mean 180 days from the date hereof, on or such earlier date where (i) the Asset Purchase Agreement has not been entered into within 60 days from the date hereof, (ii) there has been a change in control in the Company (including, without limitations, changes in the composition of the Company’s Board of Directors where the majority of Board members (excluding the external members) holding office on the date hereof, cease to hold office.

“Liabilities” means any and all debts, credit lines, credit facilities, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any applicable law, agreement and/or legal proceedings.

“Lien” shall mean a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right and/or other restriction.

“Ordinary Share” means the Company’s Ordinary Share, par value NIS 0.001.

“Permitted Indebtedness” means, subject always to any other obligation and/or covenant of the Company hereunder, (a) the indebtedness evidenced by the Debenture and/or any subsequent debenture and/or debt instruments entered between Company and Holder, (b) the Indebtedness existing on the Original Issue Date of USD 1.15M (for current Liabilities by the Company and its subsidiary, net of USD 1.25M of deferred income on the date hereof) and (c) any Indebtedness incurred in the ordinary course of business following the Original Issue date, which shall not exceed, in the aggregate $500,000, without Inspira’s prior written consent. (d) any loans or credit facilities provided by the Company’s Subsidiaries to the Company. (e) Any existing line of credit or credit facility available to the Company.

“Permitted Lien” means, (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, being contested in good faith and by appropriate proceedings for which adequate reserves, (b) Liens incurred prior to the Original Issue Date in connection with Permitted Indebtedness.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Significant Subsidiary” or “Subsidiary” means any subsidiary of the Company.

“TASE” means the Tel-Aviv Stock Exchange.

Section 2. Interest.

a) Interest. The outstanding principal amount of this Debenture shall bear interest on the aggregate unredeemed and then outstanding amount of this Debenture at the rate of 10% per annum; provided, however, that in case of an Event of Default, the interest rate shall be at the rate of 18%, retroactively as of the Original Issue Date.

b) Interest Calculations. Interest shall be calculated on the basis of a 365-day year, and shall accrue quarterly commencing on the Original Issue Date until payment or conversion in full of this Debenture together with all accrued and unpaid interest. Notwithstanding anything to the contrary herein, except with Inspira’s prior written consent, any repayment of outstanding interest shall be made in cash by the Company.

c) Prepayment; Partial Payment. The Company may prepay any portion of the principal amount of this Debenture (without need for the prior written consent of the Holder). Any payment thereof (including any partial payment) shall first be made on account of outstanding interest.

Section 3. Redemption; Conversion.

(a) Redemption. Insofar as following the Original Issue Date, but no later than the lapse of the Maturity Date, unless otherwise extended by mutual consent of the Company and Inspira, the closing of the Transaction shall have occurred, at the time of such closing, all amounts under this Debenture shall either, according to the discretion of the Company (i) be offset from any consideration payable to Company by Inspira in connection with the Asset Purchase Agreement, or alternatively, at Company’s sole discretion (provided that the interest portion shall be paid in cash to Inspira), (ii) Company shall repay the outstanding amounts under this Debenture. The Company and Inspira may further agree (with Inspira’s consent not being unreasonably delayed or withheld), to redeem the outstanding principal amount under this Debenture by for the issuance of the most senior class of securities of the entity owning Company’s liquid biopsy business at the closing of the Asset Purchase Agreement (insofar as the Asset Purchase Agreement is consummated by way of a spin-off or a similar transaction), at a price per share based on a pre-money valuation of $45,000,000 of such entity, and that Company will concurrently make cash payment of any interest accrued thereof, to Inspira.

(b) Conversion. Company (and Inspira, in case that this Debenture has not been fully discharged by the Maturity Date, or such earlier time in case of an Event of Default which is continuing) (each, as applicable: an “Initiating Party”) may, at any time prior to the full discharge of this Debenture, convert, in whole (unless otherwise agreed by Inspira to convert only part of the outstanding principal amount), the outstanding principal amount (and/or accrued interest – if instructed by Inspira) on this Debenture, into Ordinary Shares of the Company, at a conversion price of NIS 0.3 per share (or, if applicable, the then applicable minimum effective conversion price permitted by TASE) ; provided that, in no event shall such conversion price be less than the minimum effective share price permitted by TASE regulations and bylaws. The Initiating Party shall, in case such Initiating Party elects to convert any amounts under this Debenture, deliver the other party with a written notice specifying such conversion (the “Conversion Notice”), and the Company shall affect such conversion within 10 (ten) Business days from the date of the Conversion Notice.

(c) Any conversion under this Debenture shall be subject to the approval of the TASE for the registration of the shares to be issued as a result of such conversion.

(d) Notwithstanding anything to the contrary in this Debenture, the number of the Company’s shares to be converted to Inspira (the “Total Allocated Shares”) shall not exceed 27,783,367 Company’s shares (i.e., shall not exceed 19.99% of the Company’s issued share capital prior to the allocation pursuant to this Debenture). It is hereby clarified that if the Company carries out a reverse split or a stock split, an adjustment shall be made to the above maximum number of shares in connection with such reverse split or stock split.

Section 4.Company Covenants and Holder Rights.

As long as any portion of this Debenture remains outstanding, without the prior written consent of Holder, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, outside the ordinary course of business;

b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) repay, repurchase or offer to repay, repurchase or otherwise acquire its Ordinary Shares;

d) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than Permitted Indebtedness;

e) pay cash dividends or distributions on any equity securities of the Company; or

f) enter into any agreement with respect to any of the foregoing.

Section 5. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on the Debenture, as and when the same shall become due and payable (whether on Maturity Date or by acceleration or otherwise), which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 21 Business Days;

ii. the Company shall fail to observe or perform any representation, covenant or agreement contained in the Debenture, which failure is not cured, if possible to cure, within the earlier to occur of (A) ‘ten (10) Business Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Business Days after the Company has become or should have become aware of such failure;

iii. any breach of any covenant hereunder;

iv. any representation or warranty made in this Debenture, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. the Company shall be subject to a Bankruptcy Event;

vi. the Company shall default on any of its material obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement;

vii. any material breach by the Company of the representations and Covenants prescribed under section 6 below.

Company shall inform Inspira immediately upon becoming aware of an Event of Default.

Insofar as a foregoing event deemed as an Event of Default shall have occurred (and does not contain a cure period in the respective subsection), the Company shall have ten (10) Business Days to cure such default (to the extent such default can be reasonably cured).

b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest and liquidated damages (but only to the extent of reasonable and documented expenses), shall become, at the Holder’s election, immediately due and payable, or otherwise converted into Company’s Ordinary Shares based on the mechanism set forth in Section 3(b), at Inspira’s discretion.

Section 6. Representations and Covenants of Company.

The Company hereby warrants, represents and undertakes towards Inspira that:

a) The Company is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted.

b) (i) all corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under this Debenture has been taken, excluding approval of this Debenture and the Term Sheet by the Board of Directors of the Company. As detailed in Section 8 (ii) this Debenture, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms; and (iii) no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority (except for securing TASE approval and other ISA filing and approvals which will be secured prior to the remittance of the principal amount by Inspira, if applicable) on the part of the Company is required that has not been, obtained by the Company prior to the date hereof, in connection with the valid execution, delivery and performance of this Debenture.

c) So long as the Debenture remains outstanding, other than Permitted Liens, (i) no Liens shall be imposed by the Company and/or with their permission except for a Permitted Lien (ii) no Indebtedness except for Permitted Indebtedness shall be incurred.

d) So long as this Debenture remains outstanding, Company shall not take any action nor make any claim against the validity of this Debenture, and shall not, whether by amending its Articles of Association nor any other action, act to evade from taking any action required hereunder in order to protect Holder’s rights herein.

(e) The Company shall conduct its business in the ordinary course, and consistent with past practices.

f) The Company shall only use the proceeds derived from this Debenture to for expenses incurred in the ordinary course of the Company’s business;

(g) the Company shall maintain out of its authorized share capital, sufficient number of Ordinary Shares required to enable the conversion of this Debenture in accordance with its terms, free and clear of any Liens.

Section 7. Representations of Inspira.

Inspira hereby warrants, represents and undertakes towards Company that:

a) Inspira is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted.

b) all corporate action on the part of Inspira necessary for the authorization, execution, delivery, and performance of all of the Inspira’s obligations under this Debenture has been taken; (ii) this Debenture, when executed and delivered by or on behalf of Inspira, shall constitute the valid and legally binding obligations of Inspira, legally enforceable against Inspira in accordance with its terms; (iii) No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority (except for ISA filings, if applicable) on the part of Inspira is required that has not been, obtained by the Inspira prior to the date hereof, in connection with the valid execution, delivery and performance of this Debenture.

c) So long as this Debenture remains outstanding, Inspira shall not take any action nor make any claim against the validity of this Debenture, and shall not, whether by amending its Articles of Association nor any other action, act to evade from taking any action required hereunder in order to protect Company’s rights herein.

d) There are no agreements, whether written or oral, between the Inspira and any shareholder of the Company, relating to the purchase or sale of the Company’s securities or relating to voting rights therein.

e) Inspira acknowledges and confirms that the securities offered pursuant to this Debenture shall be subject to restrictions on resale in accordance with Section 15C of the Israeli Securities Law and the regulations promulgated thereunder.

f) Inspira represents and warrants that it does not hold, directly or indirectly, any additional securities of the Company.

Section 8. Prerequisites.

For avoidance of doubt, Inspira’s obligations to make available to the Company the principal amount per which this Debenture is issued shall be contingent upon the following conditions, all to be satisfied within 45 days from the date of execution of this Debenture. For the avoidance of doubt, if any of the conditions set forth in clauses 8(a) through 8(c) have not been satisfied (or waived, to the extent permitted herein) within the applicable period, then this Debenture shall automatically terminate and be of no further force or effect, without any liability to either party, unless the parties shall have expressly agreed in writing to extend such period or otherwise waive or amend such conditions:

a) Approval of the TASE for the Issuance of the Total Allocated Shares be issued under this Debenture.

b) Inspira’s receipt of an investment in the aggregate amount of USD 5,000,000. through a Stand By Equity Purchase Agreement (SEPA) from Yorkvill.

c) Approval of this Debenture and the Term Sheet by the Board of Directors of the Company.

Section 9. Miscellaneous.

a) Exchange Rate. In case that any payment herein is made in US dollars and the conversion price is calculated on an NIS basis, then for such purpose the USD:NIS exchange rate shall be the exchange rate applicable published by the Bank of Israel on the date of the Conversion Notice.

b) Notices. All notices and other communications required or permitted hereunder to be given to a party to this Debenture shall be in writing and shall be sent by email or mailed by registered or certified airmail, postage prepaid, or otherwise delivered by hand or by messenger, to the respective address set forth in the preamble to this Debenture, or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section hall be effective:; (i) if sent by messenger, upon delivery; and (ii) if sent via email, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-Business day on the first Business Day following transmission and electronic confirmation of receipt.

d) No Offset. Any repayment (including conversion) of any amount under this Debenture shall be made without offset by the Company. Company may withhold any amounts it is legally required to under law, provided that Company shall first allow Inspira to present a valid tax certificate of either (i) providing a full exemption of tax withholding, or (ii) setting a reduced tax withholding rate (the “Valid Tax Certificate”). The Company shall act in accordance with the provisions of the Valid Tax certificate.

e) Governing Law. This Debenture shall be governed and construed in accordance with the laws of the State of Israel without reference to its conflict of laws rules. The competent court of Tel Aviv-Jaffa shall have exclusive jurisdiction in respect of all disputes arising or related to this Debenture.

f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing.

g) Severability. If any provision of this Debenture is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Debenture and the remainder of this Debenture shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Debenture shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

h) Remedies. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture or otherwise, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the each party’s right to pursue actual and consequential damages for any failure by the other party to comply with the terms of this Debenture.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(i) No Transfer. Inspira understands and confirms that this Debenture may not be sold, transferred, assigned, pledged, or otherwise disposed of without the prior written approval of the Company and subject to any applicable law and regulation. For the avoidance of doubt, the Company shall not unreasonably withhold or delay such approval, and any refusal must be based on reasonable grounds.

(j) Each party acknowledges that it has been represented by independent counsel throughout all of the negotiations which preceded the execution of this Debenture and the Term Sheet, and that it has executed this Debenture with the consent and upon the advice of such independent counsel. Each party further acknowledges that this Debenture have been drafted as a result of negotiations between the parties, and therefore, no provision shall be construed so as to favor or disfavor either party hereto.

(k) In accordance with the TASE regulations and the directives thereunder, the Debenture shall not be convertible on the record date for a bonus share distribution, a rights offering, a dividend distribution, a capital consolidation, a capital split, or a capital reduction (each of the foregoing referred to herein as a “Corporate Event”). It is further clarified that if the ex-date of a Corporate Event occurs before the record date of such Corporate Event, no conversion shall be permitted on such ex-date.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

Inspira Technologies Oxy B.H.N. Ltd		[***]

By:		By:
	Name:		Name:
	Title:		Title:
Name:
Title: